Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES THIRD QUARTER RESULTS

SAN JOSE, CA (July 26, 2005) — Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its third fiscal quarter ended July 2, 2005.

Third Quarter Fiscal 2005 Highlights Include:

•                  REVENUES OF $2.83 BILLION

•                  GROSS MARGIN OF 5.7%, HIGHEST SINCE Q3 2001

•                  NON-GAAP NET INCOME OF $24.4 MILLION AND NON-GAAP EARNINGS PER SHARE OF $0.05

•                  GAAP NET LOSS OF $202 THOUSAND AND GAAP LOSS PER SHARE OF $0.00

•                  CASH FLOW FROM OPERATIONS OF APPROXIMATELY $65.4 MILLION

•                  INVENTORY TURNS OF 11.3x

For the third quarter ended July 2, 2005, Sanmina-SCI reported revenues of $2.83 billion, compared to $3.07 billion in the third quarter of fiscal 2004 which ended June 26, 2004.

Non-GAAP net income for the third quarter 2005 was $24.4 million, or $0.05 non-GAAP diluted earnings per share, compared to non-GAAP net income of $34.4 million, and non-GAAP diluted earnings per share of $0.07, for the same period last year and compared to non-GAAP net income of $29.3 million, and $0.06 non-GAAP diluted earnings per share in the second quarter ended April 2, 2005.  Non-GAAP operating income for the quarter was $61.4 million, up from $55.8 million in the prior quarter or 10.0%.  As described below, non-GAAP financial results do not include integration and restructuring costs, impairment charges, and other infrequent or unusual items and non-cash interest and amortization expense.

For the third quarter of fiscal 2005, the Company reported a GAAP net loss of $202 thousand or GAAP diluted loss per share of $0.00. Operating income on a GAAP basis for the third quarter was $39.3 million.

FINANCIAL RESULTS	Q3:2005	Q3:2004	9MOS:2005	9MOS:2004
(In thousands, except per share data)
Revenue	$2,831,264	$3,069,783	$8,969,372	$8,902,450
GAAP:
Gross Profit	$160,826	$158,523	$487,960	$444,813
Gross Margin	5.7%	5.2%	5.4%	5.0%
Net Income (loss)	$(202)	$11,351	$(1,011,344)	$(16,736)
Earnings (loss) per share	$(0.00)	$0.02	$(1.94)	$(0.03)
Non-GAAP:(1)
Operating Income	$61,371	$68,760	$199,344	$182,781
Operating Margin	2.2%	2.2%	2.2%	2.1%
Net Income	$24,364	$34,388	$99,357	$87,157
Earnings per share	$0.05	$0.07	$0.19	$0.16

(1)          Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors. A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

At July 2, 2005, the Company reported a 5% increase to $1.3 billion in cash and short-term investments as compared to $1.2 billion in the prior quarter. Cash provided by operations during the third quarter was approximately $65.4 million. At quarter-end, the Company reported a current ratio of 1.7, working capital of $1.6 billion, and stockholders’ equity of $2.4 billion.

“Sanmina-SCI continues to focus on the fundamentals and drive efficiencies while concentrating on delivering superior service to our customers. We have great relationships with our customers and work extremely hard to deliver on our promise of quality, technology and service,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI.

“We continue to improve our operations and remain competitive in a tough market. In the quarter, we saw a more favorable mix of business and further penetration of our end-to-end, technology-driven solutions, which led to an improvement in our margins.” Mr. Sola further added, “Sanmina-SCI is committed to delivering leading results, and our management team and our operations are dedicated to making continuous improvement as we progress into 2006.”

Company Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Please refer to the Risk Factors reported in the Company’s annual and quarterly reports on file with the Securities Exchange Commission for a description of some of the factors that could influence the Company’s ability to achieve the projected results.

The Company provides the following guidance with respect to its fourth fiscal quarter ending October 1, 2005:

•                  Revenue is expected to be in the range of $2.65 billion to $2.80 billion;

•                  Non-GAAP diluted earnings per share to be between $0.04 and $0.06 excluding integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.

Non-GAAP Financial Information

In the summary table set forth above, we present the following non-GAAP financial measures: operating income, operating margin, net income (loss) and earnings per share. In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, extraordinary gains or losses, non-cash interest and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business. Our management also uses this information internally for forecasting, budgeting and other analytical purposes. Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends. A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies. In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Tuesday, July 26, 2005 at 5:30 p.m. ET (2:30 p.m. PT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605. The conference will be broadcast live over the Internet. Log on to the live webcast at www.sanmina-sci.com. Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at

www.sanmina-sci.com.A replay of today’s conference call will be available for 48-hours. The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 7180161

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2004 Annual Report on Form 10-K and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

CONTACT:

Paige Bombino
Investor Relations
+ 408.964.3610

-FINANCIAL TABLES FOLLOW-

Press Release Financials	SANMINA-SCI

2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

GAAP Financial Summary:

Net sales	$2,831,264	$3,069,783	$8,969,372	$8,902,450
Operating income (loss)	39,283	46,500	(505,189)	61,228
Net income (loss)	(202)	11,351	(1,011,344)	(16,736)
Basic and diluted earnings (loss) per share	$(0.00)	$0.02	$(1.94)	$(0.03)

Non-GAAP Financial Summary:

Operating income	$61,371	$68,760	$199,344	$182,781
Net income	24,364	34,388	99,357	87,157
Diluted earnings per share	$0.05	$0.07	$0.19	$0.16

Reconciliation of GAAP measures to Non-GAAP measures:

GAAP operating income (loss)	$39,283	$46,500	$(505,189)	$61,228
Adjustments:
SG&A	—	2,591	—	2,591
Amortization of intangibles	1,894	2,059	5,995	6,460
Integration costs	153	261	436	4,043
Restructuring costs	20,041	17,349	98,102	108,459
Impairment of goodwill and long-lived assets	—	—	600,000	—
Non-GAAP operating income	$61,371	$68,760	$199,344	$182,781

GAAP operating margin	1.4%	1.5%	-5.6%	0.7%
Adjustments:
SG&A	0.0%	0.1%	0.0%	0.0%
Amortization of intangibles	0.1%	0.1%	0.0%	0.1%
Integration costs	0.0%	0.0%	0.0%	0.1%
Restructuring costs	0.7%	0.5%	1.1%	1.2%
Impairment of goodwill and long-lived assets	0.0%	0.0%	6.7%	0.0%
Non-GAAP operating margin	2.2%	2.2%	2.2%	2.1%

GAAP net income (loss)	$(202)	$11,351	$(1,011,344)	$(16,736)
Adjustments:
SG&A	—	2,591	—	2,591
Amortization of intangibles	1,894	2,059	5,995	6,460
Integration costs	153	261	436	4,043
Restructuring costs	20,041	17,349	98,102	108,459
Impairment of goodwill and long-lived assets	—	—	600,000	—
Non-cash interest expense	2,415	15,198	15,486	27,200
Loss on redemption of Zero Coupon Debentures due 2020	—	—	8,418	—
Tax effect of above items	63	(14,421)	(85,392)	(44,860)
Valuation allowance - prior deferred tax assets	—	—	379,239	—
Valuation allowance - goodwill impairment deferred tax asset	—	—	88,417	—
Non-GAAP net income	$24,364	$34,388	$99,357	$87,157

	Three months ended		Nine months ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

Reconciliation of GAAP measures to Non-GAAP measures:

GAAP diluted earnings (loss) per share	$(0.00)	$0.02	$(1.94)	$(0.03)
Adjustments:
SG&A	—	0.01	—	—
Amortization of intangibles	—	0.01	0.01	0.01
Integration costs	—	—	—	—
Restructuring costs	0.04	0.03	0.19	0.21
Impairment of goodwill and long-lived assets	—	—	1.15	—
Non-cash interest expense	0.01	0.03	0.03	0.05
Loss on redemption of Zero Coupon Debentures due 2020	—	—	0.02	—
Tax effect of above items	—	(0.03)	(0.16)	(0.08)
Valuation allowance - prior deferred tax assets	—	—	0.72	—
Valuation allowance - goodwill impairment deferred tax asset	—	—	0.17	—
Non-GAAP diluted earnings per share	$0.05	$0.07	$0.19	$0.16

Shares used in computing GAAP earnings (loss) per share amounts:
Basic	521,584	517,173	520,163	515,159
Diluted	521,584	528,275	520,163	515,159

Shares used in computing Non-GAAP earnings per share amounts:
Basic	521,584	517,173	520,163	515,159
Diluted	523,138	528,275	523,719	529,366

Sanmina - SCI Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

Net sales	$2,831,264	3,069,783	$8,969,372	$8,902,450
Cost of sales	2,670,438	2,911,260	8,481,412	8,457,637

Gross profit	160,826	158,523	487,960	444,813

Operating expenses:
Selling, general and administrative	92,091	85,028	266,484	243,378
Research and development	7,364	7,326	22,132	21,245
Amortization of intangibles	1,894	2,059	5,995	6,460
Integration costs	153	261	436	4,043
Restructuring costs	20,041	17,349	98,102	108,459
Impairment of goodwill (1)	—	—	600,000	—
Total operating expenses	121,543	112,023	993,149	383,585

Operating income (loss)	39,283	46,500	(505,189)	61,228

Other income (expense), net	(33,426)	(36,851)	(100,716)	(90,589)

Income (loss) before provision for income taxes	5,857	9,649	(605,905)	(29,361)

Provision (benefit) for income taxes	6,059	(1,702)	405,439	(12,625)

Net income (loss)	$(202)	$11,351	$(1,011,344)	$(16,736)

Earnings (loss) per share:
Basic	$(0.00)	$0.02	$(1.94)	$(0.03)
Diluted	$(0.00)	$0.02	$(1.94)	$(0.03)

Shares used in computing per share amounts:
Basic	521,584	517,173	520,163	515,159
Diluted	521,584	528,275	520,163	515,159

(1) Impairment of goodwill represents the final charge in accordance with SFAS 142

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	July 2,	October 2,
	2005	2004
	(Unaudited)	(Derived from audited financials )
ASSETS

Current assets:
Cash and short-term investments	$1,265,688	$1,128,667
Accounts receivable, net	1,602,723	1,668,973
Inventories, net	948,674	1,064,518
Deferred income taxes	23,048	303,965
Prepaid and other current assets	117,043	96,523

Total current assets	3,957,176	4,262,646

Property, plant and equipment, net	713,557	782,642
Goodwill	1,689,807	2,254,979
Other assets	120,215	246,369

Total assets	$6,480,755	$7,546,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	225,210	$609,746
Accounts payable	1,489,362	1,630,833
Accrued liabilities	449,308	381,123
Accrued payroll and related benefits	157,010	164,357

Total current liabilities	2,320,890	2,786,059

Long-term liabilities:
Convertible subordinated debentures	522,134	520,818
Long-term debt	1,173,011	790,559
Other	102,462	94,489

Total stockholders’ equity	2,362,258	3,354,711

Total liabilities and stockholders’ equity	$6,480,755	$7,546,636

Forward Looking Guidance

Three Months Ended October 1, 2005

(in billions, except per share amounts)

Net sales	$2.65 - $2.80

Non-GAAP earnings per share (1)	$0.04 - $0.06

(1)          Forward looking guidance for the quarter ended October 1, 2005 is provided only on a non-GAAP basis.  The comparable GAAP earnings or loss per share amount is not accessible due to inherent difficulties in predicting certain expenses and gains affecting GAAP earnings or loss, such as the amount and timing of Sanmina-SCI’s restructuring costs, as well as debt security repurchases, if any, that could result in gains or losses reported in GAAP earnings.